EXHIBIT 99

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP

REPORTS RECORD RESULTS FOR 2003 WITH NET INCOME OF $121 MILLION

New York, February 12, 2004 --- OSG reported net income for 2003 of $121,309,000, or $3.49 per share, the highest net income in the Company's history, compared with a net loss of $17,620,000, or $0.51 per share, for the prior year.

Net income for the quarter ended December 31, 2003, was $21,198,000, or $0.61 per share, compared with net income of $7,627,000, or $0.22 per share, for the quarter ended December 31, 2002.

The following table presents per share amounts after tax, for the full year and fourth quarter results, for net income/(loss) adjusted for the effects of vessel sales and securities transactions including write-downs in the carrying value of certain securities, pursuant to FAS115.

	Three Months Ended December 31,		Full Year Ended December 31,
	2003	2002	2003	2002
Net Income/(Loss)	$ 0.61	$ 0.22	$ 3.49	$ (0.51)
Loss on Vessel Sales	0.11	-	0.13	0.02
(Gain)/Loss on Securities Transactions and Write-downs	(0.05)	0.07	(0.18)	0.73
	$ 0.67	$ 0.29	$ 3.44	$ 0.24
	=====	=====	=====	=====

[Note: Net income adjusted for the effect of vessel sales and securities transactions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without gains and losses from disposals of assets and investments. While net income adjusted for the effect of vessel sales and securities transactions is frequently used by management as a measure of the vessels operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income adjusted for the effect of vessel sales and securities transactions should not be considered an alternative to net income or other measurements under generally accepted accounting principles.]

"I am pleased to announce that in 2003 OSG recorded net income in excess of $120 million, the highest results in its history," said Morten Arntzen, President and CEO of Overseas Shipholding Group, Inc. "Strong charter rates prevailed through much of 2003. In the fourth quarter, rates surged, with VLCC fixtures in December reaching annual highs of over $90,000 per day and Aframax fixtures reaching over $70,000 per day. Both sectors have remained buoyant into February, establishing a strong earnings base for the first quarter of 2004.

On January 26, 2004, the Company sold 3.2 million shares of common stock, raising proceeds of $115 million and increasing corporate liquidity to over $770 million. OSG is now positioned to enter a period of disciplined growth. We will look for opportunities in our own VLCC, Aframax and U.S. Flag sectors and we will seek expansion into related industry sectors. In addition to our financial resources, the Company has one of the youngest fleets in the industry, an experienced 'in-house' technical management team with an enviable reputation for quality, dependability and safety, and a deep management team focused on enhancing the Company's competitive position in the marketplace."

He concluded, "It is an exciting time for me and the Company. We look forward with confidence to the future."

Highlights

Financial

  In March, OSG successfully concluded a 10-year, $200 million public debt offering.

  In June, OSG announced a 16.7% increase in its regular annual dividend to $0.70 per share. OSG has paid regular quarterly dividends since 1974.

  In August and October, OSG entered into two Senior Unsecured Revolving Credit Facilities aggregating $330 million, replacing a facility that would otherwise have matured in April 2005.

  In January 2004, the Company sold 3.2 million shares of common stock. Simultaneously, existing shareholders sold 1.6 million shares on the same terms, bringing the total number of shares sold to 4.8 million. OSG's net proceeds from the 3.2 million primary offering was $115 million, increasing the Company's liquidity to over $770 million.

Operations

  OSG took delivery of the newbuilds, Overseas Rosalyn, a 318,000 dwt VLCC, in February and Overseas Sophie, a 112,000 dwt Aframax, in October.

  Two new members joined Aframax International in 2003, increasing the total number of participants in this pool to five and the number of vessels to 32, including committed newbuildings.

  Continuing the Company's modernization program, the Company disposed of two older Panamax Product Carriers.

  In April, OSG acquired full ownership of two VLCCs, the Meridian Lion and the Equatorial Lion, from its 50% joint venture partner, a major oil company. The Equatorial Lion remains on time charter to the oil company.

  The Company concluded the sale and charter back under favorable terms of the VLCC Meridian Lion, and two Capesize Dry Bulk Carriers, the Chrismir and Matilde, generating proceeds of $130 million.

Other

  Tax legislation introduced in both the U.S. Senate and the House of Representatives includes provisions that, if passed, would restore tax deferral for OSG's foreign shipping income that remains invested offshore.

  OSG's 'in-house' developed Commercial Operations System became fully web enabled in February, affording OSG's pool partners in Aframax International the ability to access real time voyage and financial data over the web.

Accelerated Phase Out of Single Hull Tankers

During 2003, regulatory action was taken by the IMO and the EU that will significantly shorten the remaining economic life of older, single hull tankers. This will enhance the competitive standing of modern, double hull vessels in world tanker markets.

In December 2003, the IMO adopted an accelerated phase out schedule for single hull tankers, along with other measures including an extended application of the Condition Assessment Scheme for tankers and a new regulation banning the carriage of heavy grade oil in single hull tankers. These amendments to MARPOL 73/78 are expected to become effective in April 2005. The regulations will ban the oldest single hull tankers, representing approximately 12% of the current world tanker fleet, from worldwide trading by the end of 2005. It is expected that a further 26% of the existing world tanker fleet will be excluded from many oil tanker trades by 2010.

The IMO regulations follow similar action taken by the EU that went into force in October 2003, banning outright the carrying of heavy crudes and fuel oils in single hull tankers over 5,000 dwt, and accelerating the phase out dates for single hull tankers. These EU regulations apply to all EU-flagged tankers and all tankers loading or discharging at EU ports.

Because OSG's Foreign Flag tanker fleet comprises mainly modern double hull vessels, the impact on the Company of the EU regulations and the accelerated IMO phase out schedule will be limited. Current regulations will not require that any of OSG's wholly owned single hull or double sided Foreign Flag tankers be removed from service prior to attaining 25 years of age, although the trading of certain vessels after 2010 could be affected. Many charterers, particularly those operating within Europe, are already showing a distinct preference for double hull tankers and are willing to pay a higher rate than for single hull tankers.

World Tanker Markets

World oil demand in 2003 rose by 1.4 mbd to 78.4 mbd in response to a 2.5% increase in world GDP in 2003, up from 2.0% in the prior year. OPEC production increased by 1.9 mbd in 2003 while non-OPEC production increased by 0.9 mbd, with the FSU accounting for substantially all of the non-OPEC gain. Overall, tanker employment grew by 3.0% in the year with significant growth of 7% in the long haul shipments from Middle East OPEC members.

In 2004, demand for crude oil in China is forecasted by the IEA to reach 5.8 mbd, a 6.1% increase over 2003 levels. This represents 27% of the expected growth in global oil demand. As China diversifies sources of oil away from the Middle East, West Africa is supplying an increasing portion of China's oil imports, growing from 12% in 2002 to 16%, or 292,000 b/d, in 2003. The route from West Africa is 60% longer than the Arabian Gulf to China route and as such augments world ton-mile demand. OSG's Tankers International VLCC pool, through its contracts of affreightment with UNIPEC, a major oil importer into China, participates actively in this market, benefiting from the surge in demand on this trade route and the enhanced vessel utilization it affords.

Growth in U.S. oil demand is forecast to increase by 1.3% to 20.3 mbd in 2004. Below normal temperatures in the northeastern U.S. during the second half of January and the lowest levels of crude oil stocks in the U.S. since 1975 further support this anticipated growth in U.S. demand.

The IEA expects non-OPEC output to increase by 3.1% in 2004 to 50.4 mbd with the largest growth expected to be from the FSU. Output from the FSU is expected to be 11.1 mbd in 2004, a 7.8% increase over the prior year. Although OPEC output will vary as quotas are adjusted, the vast majority of world oil reserves lie in the Middle East OPEC countries, making these countries the principal source of incremental supply. OSG, with significant VLCC and Aframax presence, is positioned to benefit from growth in exports from both the Middle East and the FSU.

VLCC Sector

During 2003, rates for modern VLCCs trading out of the Arabian Gulf averaged approximately $47,900 per day, substantially higher than the $19,000 per day achieved in 2002. In the fourth quarter of 2003 rates averaged $56,800 per day, compared with $42,500 per day in the fourth quarter of 2002 and almost double the $28,600 per day achieved in the third quarter of 2003.

Demand for VLCC tonnage in the first quarter of 2003 was strong as a general strike in Venezuela and disruption of supply from Nigeria forced the U.S. to import crude from more distant sources, increasing ton-mile demand for VLCCs. In addition, the shut down of a significant number of nuclear power stations increased demand for oil in Japan and anticipated disruption of supply from Iraq further boosted demand for VLCCs.

During the second and third quarters, demand for VLCCs gradually eased as oil supply dynamics normalized, with Venezuelan and Nigerian production substantially restored and the war in Iraq quickly concluded. Additionally, second quarter demand in China was briefly dampened by the outbreak of SARS. These factors, coupled with expected seasonal reduction in demand, resulted in VLCC TCE rates for fixtures in July and August falling below $20,000 per day.

By the fourth quarter, with the world economic recovery gathering pace and the onset of the Northern hemisphere winter, demand surged, reaching an estimated 80.6 mbd, a 3.3% increase over the third quarter. Crude oil imports into China in the fourth quarter were 35% higher than the same period in the prior year, as China became the second highest consumer of crude oil after the U.S. The vast majority of crude oil imports into China are carried by VLCCs on long haul routes.

The world VLCC fleet increased during 2003 from 427 vessels of 124.8 million dwt to 433 vessels of 126.1 million dwt as newbuilding deliveries marginally exceeded scrapping and sales for conversion. With 51 VLCCs ordered during the year, the world orderbook stood at 74 vessels at the end of the year, representing 17.8% of the existing VLCC fleet.

The IEA predicts long-term growth in world oil demand of 1.6% with the largest consumers on long haul routes from the Middle East, the principal source of incremental supply. The resultant growth in ton-mile demand, boosted by the increasing volumes on long haul routes from West Africa to China, is expected to moderate the effect of the VLCC orderbook with positive implications for rates.

Aframax Sector

Rates for Aframaxes operating in the Caribbean trades during 2003 averaged $31,100 per day, almost double the $16,100 per day achieved in 2002. During the fourth quarter of 2003 rates averaged $34,700 per day, compared with $19,700 per day in the fourth quarter of 2002 and substantially higher than the $18,800 per day achieved in the third quarter of 2003.

In the first quarter of 2003, Aframax rates benefited from increased ton-mile demand as imports into the U.S. from the FSU and North Sea partially replaced imports from Venezuela, which had been suspended due to the general strike. Rates in this sector remained strong throughout the second quarter and into the summer when the restoration of Venezuelan exports, the seasonal decline in demand, and the continuing delivery of newbuild tonnage triggered lower Aframax rates.

With the Ceyhan terminal remaining closed since March due to repeated attacks on the pipeline in Iraq, crude oil exports from the northeast Mediterranean have been sourced exclusively from the Black Sea, requiring transit through the Bosporus. The build up of vessels awaiting transit had a significant effect on availability of tonnage in the region from September with a resulting increase in Aframax rates which has been sustained through February 2004. The restrictions on nighttime transits through the Bosporus by vessels over 200 meters (656 ft.) becomes more onerous as daylight hours shorten in the fall and winter and the straits are subject to closure even in daytime during the winter by fog and high winds.

The world Aframax fleet increased during the year to 601 vessels of 59.2 million dwt from 565 vessels of 54.6 million dwt as newbuilding deliveries substantially exceeded scrapping and other removals from the fleet. The world Aframax orderbook, which at year end stood at 154 vessels or 16.6 million deadweight, represents 28.0% of the existing fleet. However, the FSU's growing share of world oil production, which now stands at 13% provides firm support for Aframax demand in the Atlantic Basin and Mediterranean Sea. The EU restrictions on single hull tankers and the IMO phase out will further limit the effect on supply of the large orderbook, providing a positive outlook for this sector.

Selected Operating Statistics

The following table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's principal foreign flag segments for the fourth quarter of 2003 and full year 2003 and the same periods of 2002:

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
VLCC
Average Spot TCE Rate, excluding time charters	$37,813	$27,467	$41,254	$18,827
Number of Revenue Days, excluding time charters	1,095	928	4,286	3,481
Average TCE Rate	$37,586	$28,256	$40,725	$20,545
Number of Revenue Days	1,187	1,020	4,651	3,880

AFRAMAX
Average Spot TCE Rate	$23,616	$ 19,601	$26,389	$17,389
Number of Revenue Days	1,074	998	4,007	4,090

PRODUCT CARRIER
Average Spot TCE Rate, excluding time charters	$12,756	$ 10,590	$16,811	$12,031
Number of Revenue Days, excluding time charters	164	590	1,284	2,444
Average TCE Rate	$14,429	$11,194	$15,653	$12,226
Number of Revenue Days	512	734	2,244	2,867

Equity in Income of Joint Venture Vessels

In the fourth quarter, OSG's equity in income of joint ventures increased by $2,746,000 to $9,391,000 from $6,645,000 in the equivalent period of 2002. Adjusted to reflect the Company's percentage interest, the VLCCs in joint ventures contributed $5,803,000 and 299 days while the Aframax in a joint venture contributed $665,000 and 46 days. In 2003, equity in income of joint ventures increased by $22,558,000 to $33,965,000 from $11,407,000 in 2002. The VLCCs contributed $23,444,000 and 1,241 days in this period while the Aframax contributed $2,874,000 and 181 days. At year end the Company entered into an agreement in principle with a joint venture partner covering six jointly owned VLCCs. The agreement provides that the three pairs of sister vessels will be equally split with OSG becoming the 100% owner of the VLCCs 'Dundee', 'Sakura 1' and 'Tanabe'. This agreement is expected to close in the first quarter of 2004.

Financial Profile

With equity of $917 million as of December 31, 2003 and substantial liquidity, the Company believes its financial flexibility and strength distinguish OSG from most of its competitors. In March 2003, the Company concluded a 10-year, $200 million public debt offering. In August and October 2003, the Company concluded two new five-year unsecured revolving credit facilities aggregating $330,000,000, replacing a facility which would otherwise have matured in April 2005. The maturities of these new facilities, subject to lender approval, may be extended for two, one-year periods on the first and second anniversary of each facility. The terms, conditions and financial covenants contained in both agreements are more favorable than those contained in the Company's other existing long-term revolving credit facility that matures in December 2006. During 2003, OSG's outstanding long-term debt declined by $193 million to $740 million from $933 million. As a result, the Company's adjusted debt-to-capital decreased to 37.6% from 49.5% at year end 2002.

On January 13, 2004, OSG filed a shelf registration with the SEC permitting the Company to issue up to $500 million of common stock and debt securities and allowing certain selling shareholders to sell 1.6 million shares of common stock. On January 26, 2004, the Company sold 3.2 million shares of common stock generating net proceeds of $115 million. Simultaneously, existing shareholders sold 1.6 million shares on the same terms, bringing the total number of shares sold to 4.8 million. OSG granted the underwriter an option, exercisable within 30 days, to purchase an additional 720,000 shares of common stock on the same terms.

At December 31, 2003, OSG had liquidity of over $660 million. The successful common stock offering raised a further $115 million under the Company's existing $500 million universal shelf, increasing the Company's liquidity to over $770 million.

With one of the most modern VLCC and Aframax fleets in the industry, substantial liquidity and proven access to alternative sources of capital, the Company is unusually well positioned to take advantage of market opportunities as they present themselves.

OSG's Fleet

OSG is one of the largest tanker owners in the world and the leading U.S. based tanker company, with customers that include many of the world's largest oil companies. Completing its current modernization program, OSG took delivery of one Aframax in January 2004. At December 31, 2003, OSG's fleet comprised 53 vessels totaling 9,097,276 dwt, including 14 vessels owned by joint ventures or chartered in under operating leases and the one newbuilding on order. Adjusted for OSG's proportional ownership in joint venture vessels, the fleet totals 48.2 vessels totaling 7,782,141 dwt, including the newbuilding.

The following chart summarizes the Company's foreign and domestic flag fleets as of December 31, 2003:

	Number of Vessels		Dwt
Type	Total	By % Ownership	Total	By % Ownership
Foreign Flag Fleet:
VLCC:
100% owned	12	12.0	3,670,721	3,670,721
Owned jointly with others	7	3.3	2,059,123	975,633
Time Chartered in	2	1.4	605,756	422,650
Suezmax	1	1.0	147,501	147,501
Aframax:
100% owned	12	12.0	1,242,883	1,242,883
Owned jointly with others	1	0.5	97,078	48,539
Newbuildings on order	1	1.0	112,700	112,700
Product Carrier	6	6.0	287,934	287,934
Capesize Bulk Carrier:
Time Chartered in	2	2.0	319,843	319,843

U.S. Flag Fleet:
Crude Tanker	4	4.0	398,664	398,664
Product Carrier	2	2.0	87,030	87,030
Bulk Carrier, Bareboat Chartered in	2	2.0	51,902	51,902
Car Carrier	1	1.0	16,141	16,141
TOTAL	53	48.2	9,097,276	7,782,141

Summary Consolidated Statements of Operations (a)
	Three Months Ended		Year Ended
($000's except per share amounts)	December 31,		December 31,
	2003	2002	2003	2002
Time Charter Equivalent Revenues	$ 105,533	$ 77,331	$ 431,136	$ 266,725
Running Expenses (including time charter hire and depreciation (b))	51,681	48,378	200,361	190,355
General & Administrative	13,438	9,822	39,668	31,482
Total Ship Operating Expenses	65,119	58,200	240,029	221,837
Income from Vessel Operations (100% owned)	40,414	19,131	191,107	44,888
Equity in Income of Joint Ventures	9,391	6,645	33,965	11,407
Operating Income	49,805	25,776	225,072	56,295
Other Income/(Expense)	(2,781)	(4,781)	5,205	(24,466)
Income before Interest and Taxes	47,024	20,995	230,277	31,829
Interest Expense	17,082	12,612	62,124	52,693
Income/(Loss) before Taxes	29,942	8,383	168,153	(20,864)
Provision/(Credit) for Federal Income Taxes (c) (d)	8,744	756	46,844	(3,244)
Net Income/(Loss)	$ 21,198	$ 7,627	$ 121,309	$ (17,620)
	=========	=========	=========	=========
Basic Net Income/(Loss) Per Share	$ 0.61	$ 0.22	$ 3.49	$ (0.51)
Diluted Net Income/(Loss) Per Share	$ 0.60	$ 0.22	$ 3.47	$ (0.51)
Weighted Average Number of Shares (Basic)	34,956,000	34,435,000	34,725,000	34,395,000
Weighted Average Number of Shares (Diluted)	35,093,000	34,435,000	34,977,000	34,395,000

(a)	The condensed consolidated statements of operation for the three months and full year ended December 31, 2002 have been reclassified to conform to the 2003 presentation of certain items.

(b)

Depreciation and amortization was $22,966,000 for the three months ended December 31, 2003 and $90,010,000 for the full year ended December 31, 2003, compared with $20,598,000 and $80,379,000 for the corresponding periods in 2002.

(c)

The credit for income taxes for the full year of 2002 reflects the recording of a valuation allowance of $3,640,000 against the deferred tax asset resulting from the write-down of certain marketable securities. The provision for income taxes for the fourth quarter of 2002 reflects a reduction in the valuation allowance of $1,790,000. The valuation allowance was established because the Company could not be certain that the full amount of the deferred tax asset would be realized through the generation of capital gains in the future.

(d)

The provisions for income taxes for the three months and full year ended December 31, 2003 reflect reductions of $382,000 and $2,706,000, respectively, in the valuation allowance offset against the deferred tax asset resulting from the write-down of certain marketable securities.

Summary Consolidated Balance Sheets

($000)	December 31, 2003	December 31, 2002

Current Assets	$ 141,423	$ 123,387
Capital Construction Fund	247,433	231,072
Vessels, including Capital Leases	1,364,773	1,416,774
Investments in Joint Ventures	183,831	168,315
Other Assets	63,226	95,294
Total Assets	$ 2,000,686	$ 2,034,842
	==========	==========
Current Liabilities	$ 98,208	$ 46,247
Long-term Debt and Capital Leases	787,588	985,035
Other Liabilities	197,815	219,411
Shareholders' Equity	917,075	784,149
	$ 2,000,686	$ 2,034,842
	==========	==========

* * * * * * * * * * * * * * * * * * *

The Company plans to host a conference call at 11:00 AM EST on Thursday, February 12, 2004 to discuss results for the quarter and full year. All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (800) 470-5906 within the United States, and (415) 908-4731 for international calls. A recording of the call will be available for one week at (800) 633-8284, if dialed from within the U.S., and at (402) 977-9140 for international calls; the reservation number is 21184892.

* * * * * * * * * * * * * * * * * * * * * * * * *

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances, anticipated levels of newbuilding and scrapping, and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.